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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                  STAPLES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ / Fee paid previously with preliminary materials.

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The following letter sent by Maria Sceppaguercio, Senior Vice President,
Investor Relations of Staples, Inc. may be deemed to be "other soliciting materials" for purposes of Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, and is filed herewith in accordance with said Rule.



                                                     May 31, 2001

Mr. Ramanathan Kumar,
Senior Analyst
Institutional Shareholder Services
1455 Research Blvd., 4th Floor
Rockville, MD 20850

Dear Mr. Kumar:

In response to your questions about our Proxy Proposal to amend the Amended and Restated 1992 Equity Incentive Plan, provided below is information regarding the compensation philosophy of Staples and the cost to shareholders of modifying our existing compensation structure. The Company firmly believes that this Proposal is in the best interest of our shareholders, and we are hopeful that you will, as well.

Since its inception some 15 years ago, Staples has consistently employed a compensation philosophy that was adopted to align employee interest with that of our shareholders to the greatest degree possible. This involved minimizing the cash component of compensation in favor of equity, with total compensation for the organization currently targeted at the 70th percentile of Fortune 500 companies. Furthermore, Staples' use of equity as an incentive vehicle is broad and deep within the organization, such that even store-level managers receive a portion of their compensation in stock options. We firmly believe that this approach, which is very similar to high-growth technology companies, is in the best long-term interests of our shareholders. Some specific highlights of our philosophy include:

o  CEO cash compensation has historically fallen below the 25th percentile;
o  Senior management cash compensation is below the 30th percentile;
o Equity compensation for the CEO and senior management, which significantly aligns this group with shareholders, drives total compensation to the 70th percentile; and
o  4,500 employees receive options grants as part of their annual compensation.


The 25 million shares being requested would be used consistent with previous practices and, taken together with the seven million shares currently available for grant, would enable us to satisfy anticipated equity incentive needs for about the next four years. In addition, our usage has averaged approximately 2.7%, driven in large part by the creation of the dotcom business, which required an equity-heavy incentive structure to compete in the then-booming Internet economy. Our expectation is that our usage moving forward would remain under 2.5% per year. Other important elements of the plan include:

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o  Approximately 800,000 of the 25 million shares would be granted annually as restricted shares; and
o Approximately 7.2 million of the 25 million shares would be granted annually as stock options that vest over a four-year period.


Shareholder approval of this proposal will enable Staples to remain competitive in the ongoing quest for human capital and to continue to aggressively align employees with shareholders. However, if the Proposal is rejected, in order for Staples to remain competitive, the Company would be required to alter the mix of cash and equity such that total compensation remains targeted at the 70th percentile. The cost of doing this is significant to Staples shareholders:

                         Annual             Annual
                       Cash Award        Equity Award     Comments
Pre-Tax Expense           $39m                $0          Assumes 7m shares granted at $5.50 per
                                                          share option value (based on Black Scholes)
After-Tax Expense         $24m                $0          Assumes a 38.5% tax rate

EPS Impact                $0.05               $0          Assumes fully diluted shares of 461m


Stock option grants do not impact EPS until the stock price rises to exceed the option strike price. Our philosophy has been that this directly aligns employees with shareholders. We certainly hope you agree with us, after reviewing all of the facts.

If you have any questions, or if you would like to speak with us further on this issue, please do not hesitate to contact us.

                                            Respectfully,

                                            /s/ Maria Sceppaguercio